Item No. 77.D

CIK No :  0000888451
File No.: 811-6709

        VANGUARD(R) CALIFORNIA INSURED INTERMEDIATE-TERM TAX-EXEMPT FUND
            VANGUARD(R) CALIFORNIA INSURED LONG-TERM TAX-EXEMPT FUND
              VANGUARD(R) FLORIDA INSURED LONG-TERM TAX-EXEMPT FUND

             SUPPLEMENT TO THE PROSPECTUSES DATED NOVEMBER 12, 2001


            VANGUARD(R) NEW JERSEY INSURED LONG-TERM TAX-EXEMPT FUND
             VANGUARD(R) NEW YORK INSURED LONG-TERM TAX-EXEMPT FUND
           VANGUARD(R) PENNSYLVANIA INSURED LONG-TERM TAX-EXEMPT FUND

               SUPPLEMENT TO THE PROSPECTUSES DATED MARCH 27, 2001


FUNDS TO CHANGE INVESTMENT POLICIES
The boards of trustees of the funds listed above have decided to remove the requirement that each fund hold a minimum percentage of its assets in municipal bonds that are insured. Each fund will file a registration statement with the U.S. Securities and Exchange Commission on January 25, 2002, reflecting the policy change and removing the word "Insured" from its fund name. The changes are expected to take effect in late March 2002. Each fund will maintain its objective of providing income exempt from both federal and state personal income taxes.
     The trustees' decision to remove the insurance requirement was based on the rising cost of this insurance (a cost that directly reduces a bond's yield) and on a reduction in the number of newly issued insured bonds. As each fund's manager changes the fund's composition and gradually buys more uninsured bonds, the fund will experience a modest increase in credit risk. However, Vanguard expects that the policy change will have a favorable impact on each fund's yield, because uninsured bonds typically carry higher yields than those of insured bonds. In addition, each fund will adhere to high credit-quality standards by investing at least 75% of its assets in high-grade municipal bonds--those with credit ratings in one of the three highest categories, as determined by independent bond-rating agencies. The remainder of a fund's assets may be invested in bonds from the fourth-highest credit-quality category, with the exception that up to 5% of a fund's assets may be invested in lower-rated or unrated securities.





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